Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact: Glenn Eanes

Treasurer

540-665-9100

AMERICAN WOODMARK TO NAME JAKE GOSA CHAIRMAN

Kent Guichard Named Executive Vice President

Winchester, Virginia (May 3, 2004) — American Woodmark Corporation (Nasdaq/NM: AMWD), a leading supplier of cabinetry to the new construction and remodeling industry, today announced that Jake Gosa, president and chief executive officer, will assume the additional role of chairman of the board, effective August 26, 2004.   Mr. Gosa succeeds current chairman and founder Bill Brandt who will continue to serve on the board as a director.

“Over the past eight years, I have had the privilege of working with Jake during a period of unprecedented success in the history of American Woodmark,” said Brandt. “The Company has continued to achieve new records in sales, earnings, and in creating customer and shareholder value. As I pass the torch, I have the utmost confidence that Jake and his management team will continue to create even greater success at American Woodmark in the years to come.”

Additionally, Kent Guichard, senior vice president and chief financial officer, has been named executive vice president, reporting directly to Gosa. In this position, Guichard will assume leadership of American Woodmark’s operations, including manufacturing, product development, sales and marketing, and purchasing.

“This new organization will position American Woodmark’s management to successfully seize the opportunities before us. I am confident that these organizational changes will enable us to maintain our momentum as we work toward the achievement of our ‘2007 Vision’,” said Gosa.

American Woodmark Corporation, located in Winchester, VA., is the third largest manufacturer of kitchen cabinets in the United States and Canada. Offering over 150 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers, major builders and home manufacturers. The Company currently operates 13 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. In addition, the Company is building a new component facility in Hardy County, W. Va., which is scheduled to begin operation in mid-2004. American Woodmark shares are traded on the NASDAQ National Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its Web site at www.americanwoodmark.com.

###